Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 6, 2021

Registration Statement No. 333-249515-02

** PRICING DETAILS – ~$1.3bn GM Financial Consumer Receivables Trust (GMCAR) 2021-2 **

Joint Leads: TD Securities (Struc), Citi, Mizuho, Scotiabank

Co-Managers: CACIB, CIBC, JPM, MUFG, SANT

Selling Group: Great Pacific

CL	AMT ($MM)	WAL*	MDY/F**	E.FIN	L.FIN	SPRD	YLD(%)	CPN(%)	$PX

A-1	230.23	0.25	P-1/F1+	10/21	04/22	IntL-6	0.13738	0.13738	100.00000
A-2	471.00	1.11	Aaa/AAA	01/23	06/24	EDSF+6	0.275	0.27	99.99464
A-3	441.00	2.57	Aaa/AAA	10/24	04/26	IntS+10	0.514	0.51	99.99121
A-4	100.57	3.76	Aaa/AAA	02/25	10/26	IntS+13	0.827	0.82	99.97935
B	21.12	3.84	Aa2/AA	02/25	12/26	IntS+38	1.097	1.09	99.98308
C	19.79	3.84	A2/A	02/25	01/27	IntS+57	1.287	1.28	99.98666
D	16.50	Retained

*	WAL at 1.30% ABS to 10% Call
**	Expected sf Ratings

Expected Settle : 04/14/2021	Registration : SEC Registered
First Pay Date : 05/17/2021	ERISA Eligible : Yes
Expected Ratings : Moody’s, Fitch	EU & UK RR : No
Ticker : GMCAR 2021-2	Minimum Denoms : $1k x $1k
Expected Pricing : Priced	Bill & Deliver : TD Securities
Offered Size : ~$1.3bn (no grow)	TOE : 14:07 EST

CUSIPs A-1 : 380149AA2	Available Information
A-2 : 380149AB0	* Preliminary OM: Attached
A-3 : 380149AC8	* Ratings FWP : Attached
A-4 : 380149AD6	* Dealroadshow.com: GMCAR20212
B : 380149AE4	* Intex CDI : Attached
C : 380149AF1	- Deal Name : tdabsgmar212
D : 380149AG9	- Passcode : 9VYB

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.